Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Reports Fourth Quarter and Annual Fiscal 2009 Financial Results
Food Ingredients business posts record quarterly sales and operating income.
Industrial business conditions have moderated. Business performance improved in the quarter. The segment reported $0.7 million in quarterly operating profit.
Agreements to sell the remaining operations and assets in Australia have been executed. The New Zealand business divestiture was concluded in September, as previously announced.
$9.1 million of cash was generated from continuing operations during the fourth quarter.
CENTENNIAL, Co., November 13, 2009 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended August 31, 2009 were $70.8 million compared with $31.6 million a year ago. Net income from continuing operations was $1.3 million, or $0.12 per diluted share, compared to net loss of $20.4 million, or $1.83 per diluted share last year. Fiscal 2008 fourth quarter results reflect the impact on the Company’s largest manufacturing facility from the catastrophic flood in Cedar Rapids last year. A table summarizing sequential results from continuing operations with the third quarter of fiscal 2009 is shown below:

Penford Corporation — Financial Highlights	Quarter Ended
(In thousands except per share data)	8/31/09	5/31/09	% Change

Industrial Ingredients — North America:
Sales	$52,698	$44,691	18%
Gross margin	3,512	(5,558)	—
Operating income (loss)	745	(7,047)	—

Food Ingredients — North America:
Sales	$18,059	$16,606	9%
Gross margin	5,940	5,572	7%
Operating income	3,936	3,365	17%

Consolidated:
Sales	$70,757	$61,276	15%
Gross margin	9,452	14	—
Operating income (loss)	3,183	(6,036)	—
Income (loss) from continuing operations	1,339	(4,342)	—
Diluted earnings (loss) per share — continuing operations	0.12	(0.39)	—
Food Ingredients
•	Fiscal fourth quarter 2009 sales and operating income are all-time quarterly records for the segment.

•	Sales of coating applications expanded modestly and non-coating revenue increased at double-digit rates from the prior quarter. Each category represents approximately half of the total sales base.

•	Fourth quarter unit production costs fell a further 5% from the prior quarter. Third quarter unit costs were already 8% below the second quarter of fiscal 2009. Gross margin rose on lower costs and higher volumes across all major product categories.

Industrial Ingredients
•	Paper customer demand improved from lows seen in the second quarter resulting in double digit increases in shipments. Customer inventory positions have stabilized.

•	Demand for Liquid Natural Additives improved along with trial activity resulting in strong volume growth and new customer scale-up programs.

•	Ethanol operations continue to contribute to improving results on higher volume and prices. Ethanol volumes represented 45% of the total product mix for the Industrial segment in the fourth quarter.

•	Fourth quarter unit production costs dropped by 13% from the prior quarter. Third quarter unit costs had already declined by 9% from the second quarter of fiscal 2009. Quarterly gross margin levels reflected revenue gains, lower costs and higher capacity utilization rates.
Discontinued Operations
•	The Australia/New Zealand operations are classified as “held for sale” at August 31, 2009 and the Company has presented the financial position, results of operations and cash flows of this business as discontinued operations in Penford’s consolidated financial statements.

•	The divestiture of the New Zealand business was completed during September with net proceeds totaling $4.8 million. The proceeds were applied against the Company’s credit agreement debt payment scheduled to be amortized by December 15th, 2009.

•	Agreements for sale of the remaining Australian operations have been executed and transaction closings are scheduled to occur in the next several weeks. The completion and timing of these transactions remain subject to risks and uncertainties.

•	Fiscal 2009 loss from discontinued operations before income taxes was $57.0 million including a second quarter non-cash goodwill impairment charge of $13.8 million and a $33.0 million non-cash impairment charge in the fourth quarter to reduce the carrying values of the Australia/New Zealand assets to their estimated fair values less costs to sell. The operations reported a loss totaling $10.4 million in fiscal 2009 after recording a loss of $4.6 million in fiscal 2008.
Cash Flows
•	Cash flows improved on stronger operating results and lower working capital balances. Continuing operations provided $7.8 million in cash during the fourth quarter after deducting expenditures for capital projects.

•	The Company’s liquidity position is satisfactory; it currently has more than $10 million in cash on hand. The Company has not drawn against its revolving credit agreement in more than five months and has approximately $5.0 million available under that facility.
Fiscal 2009 Full Year Results
•	The Food Ingredients segment grew sales 4% primarily on improvements in average unit pricing. The segment achieved record annual operating income of $13.5 million.

•	The negative effects of the flood recovery costs on the Company during the first half of fiscal 2009 were compounded by weak demand for the Company’s paper industry products due to the global recession and growing unemployment. Paper mills responded to the recession by contracting inventories, closing facilities and curtailing production. Penford’s Industrial Ingredients’ business shifted more of its production capacity to the manufacture of ethanol, which also experienced price declines as the recession reduced demand for fuels worldwide. The segment reported a loss of $11.2 million for the fiscal year despite an 8% sales increase to $186.5 million.

•	The Company implemented broad-based cost reduction programs in response to the flood and recession. Unit production and operating expenses for all business segments have declined throughout the second half of fiscal 2009 and quarterly financial results have improved. Continuing operations reported a loss for the full fiscal year of $6.6 million or $0.59 per diluted share.

•	In January 2009, Penford filed suit in Federal court in Iowa seeking more than $30 million in additional recoveries from its insurance carriers due to flood losses. The Company has recently filed a motion for partial summary judgment. The outcome and timing of the case remains subject to significant uncertainties.
Outlook
•	The Company expects continued demand uncertainty for key paper and fuel end-market categories as well as increased competitive activity for selected products during the remainder of fiscal 2010.

•	Cost reduction programs and the expected divestiture of the Australian/New Zealand segment have positioned the Company to better withstand fluctuating economic conditions and develop volume growth.

•	The Company’s focus on products that provide significant customer value through end product attributes, processing characteristics and cost effectiveness should help counter the impact from cyclical downturns and improve prospects during periods of economic growth.

•	Expanding current and potential output choices has strengthened the Company’s business. Entry into the bio-fuels category by the Industrial Ingredients business permits participation in markets experiencing differing economic cycles and provides a platform for new specialty products in new end-markets. The Cedar Rapids facility is now positioned to shift finished product outputs between industrial paper starch, specialty additives, ethanol and food starches.

•	The Company continues to work with its retained advisors evaluating a range of strategic alternatives and opportunities to enhance shareholder value.
Conference Call
Penford will host a conference call to discuss fourth quarter financial and operational results today, November 13, 2009 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on November 13, 2009, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has eight manufacturing and/or research locations in the United States and Australia.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the amount and timing of flood insurance recoveries; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; Company’s ability to execute its plans with respect to the disposal of its discontinued operations in Australia; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Year ended
	August 31		August 31
(In thousands except per share data)	2009	2008	2009	2008
	(unaudited)

Consolidated Results

Sales	$70,757	$31,577	$255,556	$239,581

Income (loss) from continuing operations	$1,339	$(20,406)	$(6,645)	$(10,808)
Loss from discontinued operations	$(36,165)	$(477)	$(58,142)	$(1,892)

Net loss	$(34,826)	$(20,883)	$(64,787)	$(12,700)

Earnings (loss) per share, diluted — continuing operations	$0.12	$(1.83)	$(0.59)	$(1.02)
Loss per share, diluted — discontinued operations	$(3.24)	$(0.04)	$(5.21)	$(0.18)

Loss per share, diluted	$(3.12)	$(1.87)	$(5.80)	$(1.20)

Results by Segment

Industrial Ingredients:

Sales	$52,698	$14,173	$186,526	$173,320
Gross margin	6.7%	6.4%	(5.0%)	15.1%
Operating income (loss)	745	(31,900)	(11,154)	(16,541)

Food Ingredients — North America:

Sales	$18,059	$17,403	$69,030	$66,261
Gross margin	32.9%	26.9%	31.3%	27.7%
Operating income	3,936	2,490	13,512	10,178

Australia/New Zealand — Discontinued Operations:

Sales	$22,989	$29,035	$78,030	$107,532
Gross margin	(4.7%)	2.4%	(5.3%)	4.7%
Operating loss	(2,786)	(1,562)	(24,220)	(4,556)

	August 31,	August 31,
	2009	2008

Current assets	$68,336	$63,744
Current assets of discontinued operations	38,486	42,045
Property, plant and equipment, net	119,049	128,194
Other assets	28,147	24,828
Non-current assets of discontinued operations	4,227	61,622

Total assets	258,245	320,433

Current liabilities	44,958	47,873
Current liabilities of discontinued operations	16,028	19,803
Long-term debt	71,141	59,860
Other liabilities	43,908	27,889
Non-current liabilities of discontinued operations	2,851	4,646
Shareholders’ equity	79,359	160,362

Total liabilities and equity	$258,245	$320,433

Penford Corporation
Consolidated Statements of Operations

	Three months ended		Year ended
	August 31		August 31
(In thousands except per share data)	2009	2008	2009	2008
	(unaudited)

Sales	$70,757	$31,577	$255,556	$239,581

Cost of sales	61,305	25,985	243,265	194,993

Gross margin	9,452	5,592	12,291	44,588

Operating expenses	5,289	9,252	23,501	25,727
Research and development expenses	980	1,141	4,348	5,671
Flood related costs, net	—	27,555	(9,109)	27,555
Other costs	—	—	—	1,411

Income (loss) from operations	3,183	(32,356)	(6,449)	(15,776)

Non-operating income, net	451	2,547	1,915	2,760
Interest expense	1,709	1,143	5,557	3,089

Income (loss) before income taxes	1,925	(30,952)	(10,091)	(16,105)

Income tax expense (benefit)	586	(10,546)	(3,446)	(5,297)

Income (loss) from continuing operations	1,339	(20,406)	(6,645)	(10,808)

Loss from discontinued operations, net of tax	(36,165)	(477)	(58,142)	(1,892)

Net loss	$(34,826)	$(20,883)	$(64,787)	$(12,700)

Weighted average common shares and equivalents outstanding, diluted	11,176	11,144	11,170	10,565

Earnings (loss) per share, diluted — continuing operations	$0.12	$(1.83)	$(0.59)	$(1.02)
Loss per share, diluted — discontinued operations	$(3.24)	$(0.04)	$(5.21)	$(0.18)

Loss per share, diluted	$(3.12)	$(1.87)	$(5.80)	$(1.20)

Dividends declared per common share	$—	$0.06	$0.12	$0.24
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